EXHIBIT 10.60
JACK HENRY & ASSOCIATES, INC.
2015 EQUITY INCENTIVE PLAN

PERFORMANCE SHARES AGREEMENT

Date of Grant:	September 10, 2016
Number of Performance Shares Granted

This Award Agreement dated September 10, 2016, is made by and between Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), and _______________ (“Participant”).
RECITALS:
A.    Effective November 10, 2015, the Company's stockholders approved the Jack Henry & Associates, Inc. 2015 Equity Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Shares of Performance Shares to eligible Service Providers of the Company and its Affiliates.
B.    Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant shares of Performance Shares of the Company under the terms and conditions established by the Committee.
AGREEMENT:
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.    Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.
2.    Grant of Performance Shares. Effective as of the Date of Grant set forth above opposite the heading "Date of Grant," subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant that number of Shares of Performance Shares identified above opposite the heading "Number of Performance Shares Granted" (the "Performance Shares"), but the number of such Performance Shares actually settled may be ultimately adjusted and determined pursuant to the terms and conditions set forth in this Agreement and including Appendix A hereto. Each Performance Share shall initially be deemed to be the equivalent of one share of Stock; provided, however, that certain levels of achievement may result in settlement of less than one, or more than one, share of Stock (or its cash equivalent)

for each Performance Share. In the sole discretion of the Committee, the Company may elect to settle a Performance Share for cash with a cash payment equal to the fair market value of each Performance Share the Committee elects to settle for cash.
3.    Restrictions. Except as may be permitted under the Plan or by the Committee, none of Participant's rights to payment hereunder are transferable by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise. Any attempted disposition of any of Participant's rights hereunder, or the levy of any execution, attachment or similar process upon any of the Performance Shares prior to settlement, shall be null and void and without effect. Holding Performance Shares does not give Participant the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to shares of Stock underlying the Performance Shares that the Company may issue under the terms and conditions of this Agreement.
4.    Settlement, Forfeiture and Share Issuance.

(a)    Appendix A Performance Measures. The performance measures applicable to the Performance Shares (the “Performance Measures”) are set forth in Appendix A to this Agreement. By accepting the terms and conditions of this Agreement, Participant shall be deemed to have consented to Appendix A, and Appendix A, its Performance Measures, terms and conditions are incorporated herein by reference. The Performance Measures relate to the Company's 2017, 2018 and 2019 fiscal years (each a “Performance Year”, and collectively the “Performance Period”). Appendix A also sets forth the “Scheduled Settlement Date”, which, if it occurs due to achievement of one or more of the Performance Measures, shall follow the meeting of the Committee at which the applicable level of performance goal achievement is determined for Award purposes (“Applicable Committee Meeting”). At the Applicable Committee Meeting following the 2019 Performance Year, the Committee shall conduct an objective analysis as to whether one or more of the Performance Measures have been satisfied. If one or more of such Performance Measures have been satisfied, the Committee shall certify such achievement (“Certification”) and instruct the Company to begin the Performance Shares settlement process.
(b)    Performance Settlement.
(i)    The Performance Shares shall be settled in connection with Certification (as provided in Appendix A, but no earlier than any Scheduled Settlement Date). Settlement shall not occur if Certification does not occur at the Applicable Committee Meeting in 2019 (the “Deadline”), and if Certification does not occur by the Deadline, no Performance Shares shall be settled and all of Participant's rights under this Agreement shall be forfeited as of the Deadline.
(ii)    To the extent that the settlement of Performance Shares would result in the issuance of one or more shares in excess of the limitations set forth in Section 10.6 of the Plan (which relates to the maximum amount of Shares that may be granted to a Participant in any one calendar year for satisfaction of the performance-based compensation exception to Code Section 162(m)), issuance of such excess shares shall be delayed until the first taxable year in which the delivery of such shares can be made in accordance with Section 10.6 of the Plan and the tax deduction for such payment will not be barred by application of Code Section 162(m).
(iii)    To the extent permissible under the Plan, the Committee, in its sole discretion, may elect to settle one or more Performance Shares by making a cash payment to Participant in an amount equal to the then fair market value of the share of Stock underlying the Performance Share being settled, less any amounts necessary to satisfy the Company's tax withholding obligations.
(c)     Other Settlement.
(i)    Effect of Change in Control on Settlement. If any of the events constituting a Change in Control of the Company shall have occurred and the Participant's employment with the Company is terminated by the Company within the period commencing 90 days prior to, and ending two years following such Change in Control (the "Applicable Period"), all Performance Shares shall be settled, regardless of whether one or more Performance Measures are achieved; provided, however, that the Performance Shares shall not be settled pursuant to the prior clause in the event of a termination by the Company for "Cause" (as hereinafter defined). If any of the events constituting a Change in Control of the Company shall have occurred and the Participant terminates his or her employment during the Applicable Period for "Good Reason" (as hereinafter defined), all Performance Shares shall be settled. If there is an event pursuant to which Performance Shares shall be settled pursuant to this Section 4(c)(i), settlement of the Performance Shares shall occur as if goal achievement occurred at the Target level of goal achievement and as soon as practicable following the later to occur of the Change in Control or the termination of Participant's employment, but in no event later than the 90th day following the later to occur of such events, and in no event shall Participant have any discretion to direct when the Performance Shares shall be settled.

(ii)    For purposes of this Award, "Cause" shall mean (A) failure of the Participant to adequately perform his or her duties assigned by the Committee; or (B) any act or acts of gross dishonesty or gross misconduct on the Participant's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which the Participant is not legally entitled. For purposes of this Award, "Good Reason" shall mean (v) a material diminution of the Participant's authority, duties or responsibilities from those being exercised and performed by the Participant immediately prior to the Change in Control; (w) a transfer of the Participant to a location which is more than 75 miles away from the location where the Participant was employed immediately prior to the Change in Control; (x) a material diminution in the rate of the Participant's annual salary below his or her rate of annual salary immediately prior to the Change in Control; (y) a material diminution in the Participant's annual target bonus opportunity below his or her annual target bonus opportunity immediately prior to the Change in Control; or (z) a material breach by the Company of any incentive award agreement covering the Participant; provided, however, that Good Reason shall not be deemed to exist unless the Participant has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, and after such notice the Company has been provided a period of 30 days to eliminate the existence of Good Reason.

(iii)    Effect of Death, Incapacity and Retirement on Settlement. Upon Participant's death or termination of employment due to Incapacity or “Retirement”, no forfeiture or accelerated settlement of the Performance Shares shall occur (except as provided in Section 4(c)(i) above). Rather, on the Scheduled Settlement Date following the Applicable Committee Meeting, if Certification occurs, a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to Participant's termination of employment.

The pro rata portion of the Performance Shares being settled shall be determined by (A) dividing the aggregate number of Performance Shares Participant would have been entitled to receive had he or she been employed through the end of the Performance Period by 36 (i.e., the number of calendar months in the Performance Period), and then (B) multiplying the quotient obtained in (A) by the number of whole months elapsed from the commencement of the 2017 fiscal year to the date of Participant's death or termination of employment due to Incapacity or Retirement. For purposes of this pro rata calculation, Participant must have been actively employed as a full-time employee for an entire calendar month in the Performance Period to receive credit that that month.

For purposes of this Agreement, a "Retirement" means an Participant's termination of employment for the express reason of retirement, as determined by the Committee in its sole discretion, (A) following a minimum of thirty (30) years of employment with the Company, (B) on or after age 57 and following a minimum of fifteen (15) years of employment with the Company, or (C) on or after age 62 and following a minimum of five (5) years of employment with the Company. Unless otherwise determined by the Committee, Participant must have been actively employed as a full-time employee for an entire calendar year to receive credit for such year of employment for purposes of this definition of "Retirement."

d.     Forfeiture. Subject to the other provisions of this Section 4, all rights relating to any non-settled Performance Shares shall be forfeited if either (A) Certification does not occur prior to or on the Deadline, or (B) Participant ceases to be employed by the Company during the Performance Period (except as provided in Section 4(c) above). Participant is not deemed to have terminated employment through, and Participant's rights relating to the Performance Shares shall not be forfeited solely as a result of, any change in Participant's duties or position or Participant's temporary leave of absence approved by the

Company. Upon any such forfeiture, under no circumstances will the Company be obligated to make any payment to Participant, and no shares of Stock shall be issued, as a result of such forfeited Performance Shares.
e.    Share Issuance. Except as otherwise provided herein, upon the settlement of a specific number of Performance Shares, for shares of Stock, as provided in Paragraphs 4(b) or (c), the Company shall issue a corresponding number of shares of Stock to Participant on the Settlement Date, provided that tax withholding obligations have been satisfied as provided in Section 5. The Company’s transfer agent may issue shares of Stock in certificated or book entry form as determined by the Company’s Corporate Secretary. Upon issuance of the Shares, Participant shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the shares of Stock.
f.    Payments to Third Party. Upon death of Participant followed by a valid written request for payment, the shares of Stock, to the extent eligible to be issued, shall be issued as soon as administratively practical to Participant’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Participant’s executor or administrator or other personal representative acceptable to the Corporate Secretary. Any request to pay any person or persons other than Participant shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence satisfactory to the Company of the authority of such person or persons to receive the payment.
5.    Tax Withholding; Withholding with Stock. The Company's obligations to issue Shares in connection with the settlement of any Performance Shares is subject to the Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements. Unless specifically denied by the Committee, Participant may elect to pay any portion of the required tax withholding amounts (or greater amounts if permitted by the Committee) by electing to have the Company withhold upon settlement a number of Shares having a Fair Market Value on the withholding date equal to the minimum amount (or greater amount if permitted by the Committee) elected to be withheld by the Participant. Any withholding obligations satisfied through the withholding of Shares shall be in accordance with any rules or established procedures for election by Participant including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to Participant if Participant is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.
6.    Dividends and Voting. Prior to a Performance Share settlement date, Participant shall have no right to receive any dividends or dividend equivalent payments with respect to the Performance Shares. Participant will have no voting rights with respect to any of the Performance Shares.

7.    Administration. This Award has been made pursuant to a determination made by the Committee, subject to the express terms of this Agreement, and the Committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Participant by the express terms hereof.
8.    No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of Participant.
9.     Compliance with Section 409A. Notwithstanding any provision in this Agreement or the Plan to the contrary, this Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Participant's death. To the extent any payments under this Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Participant or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his or her beneficiary in connection with any payments to Participant or his or her beneficiary pursuant to this Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and Company shall have no obligation to indemnify or otherwise hold Participant or his or her beneficiary harmless from any and all of such taxes and penalties.
10.    Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
11.    Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws. Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this Award Agreement.
12.    Clawback Policy. The Performance Shares may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), the Company’s Executive Compensation Recoupment Policy or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the Performance Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank or as set forth in this Award Agreement.
13.    Entire Agreement and Binding Effect. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
15.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

The Company has caused this Agreement to be executed on its behalf, and Participant has signed this Agreement to evidence Participant’s acceptance of the terms hereof, all as of the date first above written.
JACK HENRY & ASSOCIATES, INC.

By:____________________________

Title: __________________________

PARTICIPANT

_______________________________

Name: _________________________

APPENDIX A TO PERFORMANCE SHARES AWARD AGREEMENT
SEPTEMBER 10, 2016 GRANT
Executive

CLIFF SETTLEMENT

(Settlement occurs based upon the level of achievement of the Performance Measures)
Achievement of the Performance Measures set forth below for the Performance Period (FYs 2017-2019) ("Performance Condition") is required for settlement, and settlement may occur no earlier than the later of _____________________ or the first business day following the Applicable Committee Meeting (the “Scheduled Settlement Date”), except in the case of a Change in Control or as otherwise provided in the Agreement and this Appendix.
Calculation of the number of Performance Shares eligible to be settled depends on the Company's Total Stockholder Return ("TSR") compared against the Company's compensation peer group (as determined by the Committee) for the three (3) fiscal years ending June 30, 2019. For purposes of determining the TSR for both the Company and the Company's compensation peer group, TSR shall be determined based on the average of the closing prices for the relevant company's Stock for the 10 consecutive trading days ending on June 30, 2019. For this purpose, closing price means the last reported market price for one share of Stock, regular way, on the exchange or stock market on which such last reported market price is reported on the day in question. The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:
Company's TSR Compared to Peer Group    Percentage of Performance Shares Eligible to be Settled*
< 25% percentile            0% of Performance Shares (0 shares)
25th percentile                35% of Performance Shares (shares)
50th percentile                70% of Performance Shares (shares)
63rd percentile                100% of Performance Shares (shares)
65th percentile                105% of Performance Shares (shares)
70th percentile                140% of Performance Shares (shares)
75th percentile                175% of Performance Shares (shares)

*The percentage of Performance Shares eligible to be settled when the Company's TSR for the Performance Period falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.

Unless earlier forfeited, any Performance Shares not settled by the Scheduled Settlement Date in 2019 will be forfeited.